Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use of our report dated January 18, 2002 (March 29, 2002 as to Note 18) appearing in the Prospectus, which is part of this Registration Statement, and our report dated January 18, 2002 (March 29, 2002 as to Note 18) appearing elsewhere in this Registration Statement on Form S-4 of IPALCO Enterprises, Inc. and Subsidiaries and our report dated January 18, 2002 related to the financial statements and financial statement schedule of Indianapolis Power & Light Company

     We also consent to the reference to us under the heading "Selected Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

INDIANAPOLIS, INDIANA
April 3, 2002